EXHIBIT 22
                          SUBSIDIARY INFORMATION


     Registrant Questar Corporation has the following subsidiaries: Mountain Fuel Supply Company, a Utah corporation; Entrada Industries, Inc., a Utah corporation; Questar Pipeline Company, a Utah corporation; Questar InfoComm, Inc. (formerly Questar Service Corporation), a Utah corporation; Universal Resources Corporation, a Texas corporation; and Questar Development Corporation, a Utah corporation.

     Entrada Industries, Inc., has the following subsidiaries: Wexpro Company, a Utah corporation, and Celsius Energy Company, a Nevada corporation.


     Universal Resources Corporation has one active subsidiary: URC Canyon Creek Compression Company, a Utah corporation. Universal Resources also does business under the names Questar Energy Company and URC Corporation.

     Questar Pipeline has two subsidiaries: Questar TransColorado, Inc. and Questar Gas Management Company, both of which are Utah corporations.

     Questar Pipeline Company and Universal Resources Corporation each have a 50 percent interest in Questar WMC Corporation, a Utah corporation. The parties, however, plan to transfer Questar Pipeline's interest in Questar WMC to Universal Resources.

     Questar Development Corporation has one active subsidiary: Interstate Land Corporation, a Utah corporation.